Exhibit 99.1

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Third Fiscal Quarter Ended December 31, 2024 and Announces Increase in Total Dividends to $0.64 per share for the Quarter Ending March 31, 2025
CSWC Reports Pre-Tax Net Investment Income of $0.64 Per Share for Quarter Ended December 31, 2024
Dallas, Texas – February 3, 2025 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the third fiscal quarter ended December 31, 2024.
Third Quarter Fiscal Year 2025 Financial Highlights
•Total Investment Portfolio: $1.7 billion
◦Credit Portfolio of $1.5 billion:
▪98% 1st Lien Senior Secured Debt
▪$313.4 million in new committed credit investments during the quarter
▪Weighted Average Yield on Debt Investments: 12.1%
▪Current non-accruals with a fair value of $45.8 million, representing 2.7% of the total investment portfolio
◦Equity Portfolio of $158.8 million
▪$4.1 million in new equity co-investments during the quarter
•Pre-Tax Net Investment Income: $30.7 million, or $0.64 per weighted average share outstanding
•Estimated Undistributed Taxable Income ("UTI"): $0.68 per share as of December 31, 2024
•LTM Operating Leverage: 1.6% for the quarter ended December 31, 2024
•Dividends: Paid $0.58 per share Regular Dividend and $0.05 per share Supplemental Dividend
◦115% LTM Pre-Tax NII Regular Dividend Coverage
◦Total Dividends for the quarter ended December 31, 2024 of $0.63 per share
•Net Realized and Unrealized Depreciation: $13.7 million, or 0.8% of total investments at fair value
◦$12.3 million of net appreciation related to the equity portfolio
◦$26.0 million of net depreciation related to the credit portfolio
•Balance Sheet:
◦Cash and Cash Equivalents: $36.0 million
◦Total Net Assets: $830.4 million
◦Net Asset Value (“NAV”) per Share: $16.59

In commenting on the Company’s results, Bowen Diehl, President and Chief Executive Officer, stated, “The December quarter was an active quarter for Capital Southwest, with approximately $318 million of new committed originations. Our portfolio continued to generate significant income for our shareholders, producing $0.64 of pre-tax net investment income per share for the quarter, which outearned both our $0.58 per share regular dividend and our $0.05 per share supplemental dividend paid for the quarter. In consideration of the continued performance of our portfolio, the Board of Directors has again declared a regular dividend of $0.58 per share for the quarter ending March 31, 2025. Our Board of Directors also has declared an increase in our supplemental dividend to $0.06 per share for the quarter ending March 31, 2025, resulting in total dividends for the quarter of $0.64 per share. While future dividend declarations are at the discretion of our Board of Directors, it is our intent to continue to distribute quarterly supplemental dividends for the foreseeable future. We continued to efficiently raise equity capital during the quarter, raising over $53 million on our Equity ATM Program. In addition, during the quarter, we successfully raised $230 million of 5.125% unsecured convertible notes due 2029, which further diversified our balance sheet liability structure. Finally, we received a 'green light' letter from the U.S. Small Business Administration to file an application to obtain a license to operate a second SBIC subsidiary. If approved, a second SBIC license will provide Capital Southwest with access to up to an additional $175 million in cost effective debt capital.”

Third Quarter Fiscal Year Investment Activities
Originations
During the quarter ended December 31, 2024, the Company originated $317.5 million in new commitments, consisting of investments in nine new portfolio companies totaling $175.2 million and add-on commitments in 20 portfolio companies totaling $142.3 million. New portfolio company investment transactions that closed during the quarter ended December 31, 2024 are summarized as follows:
Undisclosed Portfolio Company, $32.0 million 1st Lien Senior Secured Debt, $5.0 million Revolving Loan, $0.5 million Equity
Musiker Discovery Programs, Inc., $23.0 million 1st Lien Senior Secured Debt, $7.5 million Delayed Draw Term Loan, $5.0 million Revolving Loan: The company provides pre-college, enrichment, and gifted summer programs to students in grades 1-12.
Superior Health Parent LLC, $17.5 million 1st Lien Senior Secured Debt, $10.0 million Delayed Draw Term Loan, $3.0 million Revolving Loan: The company is a provider of home health and hospice services across eight agencies in Louisiana.
Mid-Florida Endodontics Management Company, LLC, $16.1 million 1st Lien Senior Secured Debt, $10.0 million Delayed Draw Term Loan, $3.0 million Revolving Loan: The company provides endodontic services, primarily focused on root canals and related examinations and retreatments.
Undisclosed Portfolio Company, $8.0 million 1st Lien Senior Secured Debt, $2.0 million Revolving Loan, $1.0 million Equity
Red Dog Operations Holding Company LLC, $7.5 million 1st Lien Senior Secured Debt, $2.0 million Revolving Loan, $1.0 million Preferred Equity: The company is a family-owned provider of boarding, daycare, grooming, and other ancillary pet services across six facilities in the Cincinnati and Boston areas.
Cumbria Capital MSO, LLC, $5.4 million 1st Lien Senior Secured Debt, $2.0 million Delayed Draw Term Loan, $1.5 million Revolving Loan: The company is a medical practice offering treatment for a variety of gastrointestinal and liver disorders.
Undisclosed Portfolio Company, $6.7 million 1st Lien Senior Secured Debt
Undisclosed Portfolio Company, $4.0 million 1st Lien Senior Secured Debt, $1.0 million Revolving Loan, $0.5 million Equity
Prepayments and Exits
During the quarter ended December 31, 2024, the Company received full prepayments on two debt investments totaling $26.7 million.

Versicare Management LLC: Proceeds of $23.7 million, generating an IRR of 17.1%.
Research Now Group, LLC: Proceeds of $2.9 million, generating an IRR of (9.6)%.

Third Fiscal Quarter 2025 Operating Results
For the quarter ended December 31, 2024, Capital Southwest reported total investment income of $52.0 million, compared to $48.7 million in the prior quarter. The increase in investment income was primarily attributable to an increase in prepayment and other fees received during the quarter.
For the quarter ended December 31, 2024, total operating expenses (excluding interest expense) were $6.6 million, compared to $6.1 million in the prior quarter. The increase was primarily attributable to an increase in accrued bonus compensation in the current quarter and an increase in general and administrative expenses primarily due to the write off of deferred offering costs related to our previous shelf registration statement during the current quarter.
For the quarter ended December 31, 2024, interest expense was $14.7 million, compared to $12.6 million in the prior quarter. The increase was primarily attributable to an increase in average debt outstanding.
For the quarter ended December 31, 2024, total pre-tax net investment income was $30.7 million, compared to $30.0 million in the prior quarter.
For the quarter ended December 31, 2024, there was a tax provision of $0.4 million, compared to a tax benefit of $1.2 million in the prior quarter. The benefit in the prior quarter included a $1.5 million deferred tax benefit, which is primarily attributable to an increase in the tax basis of investments held by our wholly owned subsidiary, Capital Southwest Equity Investments, Inc., due to pass-through income, resulting in a decrease in tax appreciation.
During the quarter ended December 31, 2024, Capital Southwest recorded total net realized and unrealized losses on investments of $13.7 million, compared to $8.5 million of total net realized and unrealized losses in the prior quarter. For the quarter ended December 31, 2024, the total net realized and unrealized losses on investments reflected net realized and unrealized gains on equity investments of $12.3 million and net realized and unrealized losses on debt investments of $26.0 million. The net increase in net assets resulting from operations was $16.3 million for the quarter, compared to $22.7 million in the prior quarter.
The Company’s NAV at both December 31, 2024 and September 30, 2024 was $16.59 per share. Increases in NAV per share are attributable to the issuance of common stock at a premium to NAV per share through the Equity ATM Program (as described below), offset by net realized and unrealized losses on investments.

Liquidity and Capital Resources
At December 31, 2024, Capital Southwest had approximately $36.0 million in unrestricted cash and money market balances and $376.2 million of unused capacity under the Corporate Credit Facility (as defined below) and the SPV Credit Facility (as defined below). The regulatory debt to equity ratio at the end of the quarter was 0.90 to 1.

As of December 31, 2024, Capital Southwest had the following borrowings outstanding:
•$190.0 million of total debt outstanding on the Corporate Credit Facility
•$118.0 million of total debt outstanding on the SPV Credit Facility
•$148.7 million, net of unamortized debt issuance costs, of the 3.375% Notes due October 2026
•$70.1 million, net of unamortized debt issuance costs, of the 7.75% Notes due August 2028
•$222.7 million, net of amortized debt issuance costs, of the 5.125% convertible notes due November 2029
•$170.7 million, net of unamortized debt issuance costs, of SBA Debentures (as defined below)

In August 2016, CSWC entered into a senior secured credit facility (the “Corporate Credit Facility”) to provide additional liquidity to support its investment and operational activities. Borrowings under the Corporate Credit Facility accrue interest on a per annum basis at a rate equal to the applicable SOFR rate plus 2.15%. On August 2, 2023, CSWC entered into the Third Amended and Restated Senior Secured Revolving Credit Agreement (the "Credit Agreement") that (1) increased commitments under the Corporate Credit Facility from $400 million to $435 million; (2) added an uncommitted accordion feature that could increase the maximum commitments up to $750 million; (3) extended the end of the Corporate Credit Facility's revolving period from August 9, 2025 to August 2, 2027 and extended the final maturity from August 9, 2026 to August 2, 2028; and (4) amended several financial covenants. On December 7, 2023, the Company entered into an Incremental Commitment and Assumption Agreement that increased the total commitments under the accordion feature of the Credit Agreement by $25 million, which increased total commitments from $435 million to $460 million. The $25 million increase was provided by one new lender, bringing the total bank syndicate to ten participants. On September 12, 2024, the Company entered into an Incremental Commitment and Assumption Agreement that increased the total commitments under the accordion feature of the Credit Agreement by $25 million, which increased total commitments from $460 million to $485 million. The $25 million increase was provided by one new lender, bringing the total bank syndicate to 11 participants.
Capital Southwest SPV LLC ("SPV") is a wholly owned special purpose vehicle that was formed to hold investments for the SPV Credit Facility (as defined below) to support our investment and operating activities. On March 20, 2024, SPV entered into a special purpose vehicle financing credit facility (the "SPV Credit Facility"). The SPV Credit Facility included an initial commitment of $150 million. Pursuant to the terms of the loan agreement, on June 20, 2024, total commitments automatically increased from $150 million to $200 million. The SPV Credit Facility also includes an accordion feature that allows increases up to $400 million of total commitments from new and existing lenders on the same terms and conditions as the existing commitments. Borrowings under the SPV Credit Facility bear interest at three-month Term SOFR plus 2.50% per annum during the revolving period ending on March 20, 2027 and three-month Term SOFR plus an applicable margin of 2.85% thereafter. SPV (i) paid unused commitment fees of 0.10% through April 20, 2024 and (ii) pays unused commitment fees of 0.35% thereafter, on the unused lender commitments under the SPV Credit Facility, in addition to other customary fees. Under the SPV Credit Facility, SPV also pays a utilization fee based on the amount of borrowings utilized. The SPV Credit Facility matures on March 20, 2029.
On November 4, 2024, the Company issued $230.0 million in aggregate principal amount of 5.125% convertible notes due 2029 (the "2029 Convertible Notes"), including the underwriters' full exercise of their option to purchase an additional $30.0 million in aggregate principal amount to cover over-allotments. The 2029 Convertible Notes bear interest at a rate of 5.125% per year, payable quarterly on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2025. The 2029 Convertible Notes will mature on November 15, 2029, unless earlier converted, redeemed or repurchased. The conversion rate was initially 40.0000 shares of common stock per $1,000 principal amount of 2029 Convertible Notes (equivalent to an initial conversion price of $25.00 per share of common stock), subject to adjustment in some events.
On December 9, 2024, the Company redeemed $140.0 million in aggregate principal amount of the issued and outstanding 4.50% notes due 2026 (the "January 2026 Notes") in full. The January 2026 Notes were redeemed at 100% of their principal amount, plus the accrued and unpaid interest thereon, through, but excluding the redemption date. Accordingly, the Company recognized a realized loss on extinguishment of debt, equal to the write-off of the related unamortized debt issuance costs, of $0.4 million during the quarter ended December 31, 2024. There was no "make-whole" premium required to be paid in connection with the redemption.
The Company has an "at-the-market" offering (the "Equity ATM Program"), pursuant to which the Company may offer and sell, from time to time through sales agents, shares of its common stock. On May 21, 2024, the Company increased the maximum amount of shares of its common stock to be sold through the Equity ATM Program from $650 million to $1 billion. During the quarter ended December 31, 2024, the Company sold 2,364,147 shares of its common stock under the Equity ATM Program at a weighted-average price of $22.68 per share, raising $53.6 million of gross proceeds. Net proceeds were $52.9 million after commissions to the sales agents on shares sold. As of December 31, 2024, the Company has $358.6 million available under the Equity ATM Program.
On April 20, 2021, our wholly owned subsidiary, Capital Southwest SBIC I, LP (“SBIC I”), received a license from the Small Business Administration (the "SBA") to operate as a Small Business Investment Company ("SBIC") under Section 301(c) of the Small Business Investment Act of 1958, as amended. The SBIC license allows SBIC I to obtain leverage by issuing SBA-guaranteed debentures ("SBA Debentures"), subject to the issuance of a leverage commitment by the SBA. SBA debentures are loans issued to an SBIC that have interest payable semi-annually and a ten-year maturity. The interest rate is fixed shortly after issuance at a market-driven spread over U.S. Treasury Notes with ten-year maturities. As of December 31, 2024, SBIC I had a total leverage commitment from the SBA in the amount of $175.0 million, all of which was drawn.
Share Repurchase Program
On July 28, 2021, the Company's board of directors (the "Board") approved a share repurchase program authorizing the Company to repurchase up to $20 million of its outstanding shares of common stock in the open market at certain thresholds below its NAV per share, in accordance with guidelines specified in Rules 10b5-1(c)(1)(i)(B) and 10b-18 under the Securities Exchange Act of 1934, as amended. On August 31, 2021, the Company entered into a share repurchase agreement, which became effective immediately, and the Company will cease purchasing its common stock under the share repurchase program upon the earlier of, among other things: (1) the date on which the aggregate purchase price for all shares equals $20 million including, without limitation, all applicable fees, costs and expenses; or (2) upon written notice by the Company to the broker that the share repurchase agreement is terminated. During the quarter ended December 31, 2024, the Company did not repurchase any shares of the Company’s common stock under the share repurchase program.

Regular Dividend of $0.58 Per Share and Supplemental Dividend of $0.06 Per Share for Quarter Ended March 31, 2025

On January 29, 2025, the Board declared a total dividend of $0.64 per share for the quarter ending March 31, 2025, comprised of a Regular Dividend of $0.58 per share and a Supplemental Dividend of $0.06 per share.
The Company's dividend will be payable as follows:

Regular Dividend

Amount Per Share: $0.58
Ex-Dividend Date: March 14, 2025
Record Date: March 14, 2025
Payment Date: March 31, 2025

Supplemental Dividend

Amount Per Share: $0.06
Ex-Dividend Date: March 14, 2025
Record Date: March 14, 2025
Payment Date: March 31, 2025

When declaring dividends, the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

Third Quarter 2025 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Tuesday, February 4, 2025, at 11:00 a.m. Eastern Time to discuss the third quarter 2025 financial results. You may access the call by using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/viedrjap.
An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest's Form 10-Q for the period ended December 31, 2024 to be filed with the Securities and Exchange Commission (the "SEC") and Capital Southwest’s Third Fiscal Quarter 2025 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $1.7 billion in investments at fair value as of December 31, 2024. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $50 million investments across the capital structure, including first lien, second lien and non-control equity co-

investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest, including, but not limited to, the statements about Capital Southwest's future performance and financial performance and financial condition, Capital Southwest's ability to continue to grow its balance sheet, the timing, form and amount of any distributions or supplemental dividends in the future, and Capital Southwest's receipt of a second SBIC license. Receipt of a green light letter provides no assurance that the SBA will ultimately issue an SBIC license, and Capital Southwest has received no assurance or indication from the SBA as such, or of a timeframe in which it would receive its second SBIC license, should one be granted. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; changes in the interest rate environment and its impact on our business and our portfolio companies; regulatory changes; tax treatment; our ability to operate SBIC I as a small business investment company; an economic downturn and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests.
Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2024 and any subsequent filings with the SEC, including the "Risk Factors" sections therein, for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:
Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	December 31,	March 31,
	2024	2024
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $1,481,051 and $1,276,690, respectively)	$1,471,215	$1,286,355
Affiliate investments (Cost: $223,612 and $200,013, respectively)	221,044	190,206
Control investments (Cost: $8,619 and $0, respectively)	9,027	—
Total investments (Cost: $1,713,282 and $1,476,703, respectively)	1,701,286	1,476,561
Cash and cash equivalents	36,013	32,273
Receivables:
Dividends and interest	28,237	22,928
Escrow	—	16
Other	4,056	7,276
Income tax receivable	668	336
Debt issuance costs (net of accumulated amortization of $9,685 and $7,741, respectively)	9,938	10,928
Other assets	8,867	6,440
Total assets	$1,789,065	$1,556,758

Liabilities
SBA Debentures (net of $4,279 and $4,305, respectively, of unamortized debt issuance costs)	$170,721	$148,695
January 2026 Notes (net of $0 and $612, respectively, of unamortized debt issuance costs)	—	139,388
October 2026 Notes (net of $1,346 and $1,923, respectively, of unamortized debt issuance costs)	148,654	148,077
August 2028 Notes (net of $1,800 and $2,182, respectively, of unamortized debt issuance costs)	70,075	69,693
2029 Convertible Notes (net of $7,256 and $0, respectively, of unamortized debt issuance costs)	222,744	—
Credit Facilities	308,000	265,000
Other liabilities	20,993	17,381
Accrued restoration plan liability	556	570
Income tax payable	1,251	281
Deferred tax liability	15,629	11,997
Total liabilities	958,623	801,082

Commitments and contingencies (Note 11)

Net Assets
Common stock, $0.25 par value: authorized, 75,000,000 shares at December 31, 2024 and March 31, 2024; issued, 50,051,332 shares at December 31, 2024 and 45,050,759 shares at March 31, 2024	12,513	11,263
Additional paid-in capital	903,513	796,945
Total distributable (loss) earnings	(85,584)	(52,532)
Total net assets	830,442	755,676
Total liabilities and net assets	$1,789,065	$1,556,758
Net asset value per share (50,051,332 shares outstanding at December 31, 2024 and 45,050,759 shares outstanding at March 31, 2024)	$16.59	$16.77

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Investment income:
Interest income:
Non-control/Non-affiliate investments	$37,789	$33,627	$114,346	$97,924
Affiliate investments	4,767	4,214	14,253	12,691
Control investments	333	—	975	—
Payment-in-kind interest income:
Non-control/Non-affiliate investments	2,717	3,452	7,025	5,329
Affiliate investments	529	621	1,670	1,926
Dividend income:
Non-control/Non-affiliate investments	586	2,447	3,525	3,233
Affiliate investments	—	96	51	187
Control investments	—	2,129	—	6,439
Fee income:
Non-control/Non-affiliate investments	3,671	1,655	6,589	2,949
Affiliate investments	525	115	1,443	632
Control investments	8	17	75	62
Other income	1,048	193	2,081	332
Total investment income	51,973	48,566	152,033	131,704
Operating expenses:
Compensation	2,388	3,919	7,844	8,762
Share-based compensation	1,544	1,188	4,306	3,387
Interest	14,717	11,473	39,751	31,635
Professional fees	998	919	3,450	2,863
General and administrative	1,643	1,301	4,699	3,877
Total operating expenses	21,290	18,800	60,050	50,524
Income before taxes	30,683	29,766	91,983	81,180
Federal income, excise and other taxes	474	392	1,016	841
Deferred taxes	(107)	515	627	(270)
Total income tax provision	367	907	1,643	571
Net investment income	$30,316	$28,859	$90,340	$80,609
Realized (loss) gain
Non-control/Non-affiliate investments	$(12,889)	$(7,849)	$(22,374)	$(13,445)
Affiliate investments	84	—	251	(6,503)
Control investments	—	—	(260)	—
Income tax benefit (provision)	—	7	—	(286)
Total net realized (loss) gain on investments, net of tax	(12,805)	(7,842)	(22,383)	(20,234)
Net unrealized (depreciation) appreciation on investments
Non-control/Non-affiliate investments	(5,229)	8,569	(19,455)	4,648
Affiliate investments	7,745	(6,829)	7,193	1,302
Control investments	(354)	778	408	2,944
Income tax (provision) benefit	(3,009)	(51)	(2,720)	1,012
Total net unrealized (depreciation) appreciation on investments, net of tax	(847)	2,467	(14,574)	9,906
Net realized and unrealized (losses) gains on investments	(13,652)	(5,375)	(36,957)	(10,328)
Realized loss on extinguishment of debt	(387)	—	(387)	(361)
Realized loss on disposal of fixed assets	(9)	—	(9)	—
Net increase in net assets from operations	$16,268	$23,484	$52,987	$69,920

Pre-tax net investment income per share - basic	$0.64	$0.72	$1.95	$2.05
Net investment income per share – basic	$0.63	$0.70	$1.92	$2.04
Net increase in net assets from operations - diluted	$0.34	$0.57	$1.12	$1.77
Net increase in net assets from operations – basic	$0.34	$0.57	$1.13	$1.77
Weighted average shares outstanding – basic	48,315,228	41,513,773	47,079,617	39,610,643
Weighted average shares outstanding – diluted	54,121,844	41,513,773	49,022,194	39,610,643